Exhibit 14.1

CODE OF BUSINESS CONDUCT

CENTRAL PUERTO SOCIEDAD ANÓNIMA

TABLE OF CONTENTS

BASES OF OUR POLICY	3

GENERAL PRINCIPLES

RELATIONSHIP WITH OUR SHAREHOLDERS	4
RELATIONSHIP WITH OUR CUSTOMERS	4
RELATIONSHIP WITH THE EMPLOYEES	4
OUR SUPPLIERS	4

INDIVIDUAL BEHAVIOR PRINCIPLES

OCCUPATIONAL HEALTH AND SAFETY AND THE ENVIRONMENT	5
PERSONAL, DOCUMENT AND PROPERTY SAFETY	5
RELATIONSHIP AMONG THE EMPLOYEES	5
HARASSMENT	6
RELATIONSHIP WITH CUSTOMERS AND SUPPLIERS	6
CONFIDENTIALITY	7
INTELLECTUAL AND INDUSTRIAL PROPERTY	7
CONFLICT OF INTERESTS	8
PRIVILEGED INFORMATION	8
POLITICS	8
USE OF COMPANY’S ELECTRONIC FACILITIES AND SYSTEMS	9
ACCOUNTING RECORDS AND PROCEDURES	9
FRAUD, ACTS IN VIOLATION OF THE CODE AND REPORT CHANNEL	10
DISTRIBUTION	10

BASES OF OUR POLICY

The Code of Business Conduct of Central Puerto S.A. (hereinafter, “CPSA”) is the result of the good practices that Directors, Managers, Heads and all the staff shall follow in the course of business and the performance of their activities. The Company’s policy requires that they adhere to the highest business and personal ethics standards in the performance of their obligations and duties.

The formal policies underlying this code are more detailed than the information contained in this document. It is the responsibility of every Director, Manager, Head and employee to become familiar with the Company’s detailed policies applicable to their tasks and obligations.

This Code is fully applicable in our Company and mandatory for our employees.

GENERAL PRINCIPLES

1.	RELATIONSHIP WITH OUR SHAREHOLDERS

Our shareholders are the owners of the Company and deserve accountability for our tasks through periodic reports, letters to shareholders and meetings of shareholders.

Compliance with the laws and regulations of the Argentine Securities Commission must be a permanent goal.

Privileged information available to the Company’s executives must be handled with rigorous care without infringing the laws and regulations.

2.	RELATIONSHIP WITH OUR CUSTOMERS

Customer care must be our top priority. We must be courteous and ready to satisfy the customers’ needs.

3.	RELATIONSHIP WITH THE EMPLOYEES

•	Employees are the most important and sensitive resource of our Company.

•	We ratify our belief in equal treatment for any kind of opportunities, without distinction as to race, gender, sexual orientation, religion and/or social or economic level.

•	Disabilities that do not preclude the performance of a task shall not be a cause for exclusion when selecting employees.

•	The Company must have a fluid relationship with its employees. Permanent communication and provision of necessary information build a good and relaxed work environment.

•	Training is an important factor that the Company must use to improve the technical skills of its employees but also to enhance their cultural level in the path to satisfactory self-realization.

4.	OUR SUPPLIERS

•	Our suppliers will be selected taking into account the quality/price ratio of their products, their ethical and professional background and the fulfillment of the standards fixed by the Company.

•	Friendship, personal knowledge or any other type of relationship with the suppliers shall not influence the hiring of their services or the purchase of their products.

INDIVIDUAL BEHAVIOUR PRINCIPLES

5.	OCCUPATIONAL HEALTH AND SAFETY AND THE ENVIRONMENT

All employees are accountable for the fulfillment of the rules issued for their own personal protection and the protection of their workmates, for the maintenance of a healthy and comfortable work atmosphere and for contributing to improve the environment.

6.	PERSONAL, DOCUMENT AND PROPERTY SAFETY

Everyone must cooperate with the fulfillment of safety standards that guarantee the life and integrity of persons, the protection of the Company’s Information and the care of its property.

Safety is not the exclusive responsibility of the organization’s responsible officer but it must be the result of a safety awareness that generates an overall peaceful atmosphere with no violence, thefts or other dangerous actions that may jeopardize the Company or its members.

7.	RELATIONSHIP AMONG THE EMPLOYEES

•	Employees must contribute to the creation of an environment of fellowship to facilitate work in general and teamwork in particular.

•	The Company undertakes to afford equal opportunity conditions to all its employees in its hiring and promotion policies.

•	Loyalty among workmates, teamwork, the spirit of enterprise and disposition to solidarity must be fostered and constitute a characteristic of the employees.

•	Discrimination based on race, color, age, gender, sexual orientation, religion, nationality, as well as rude treatment and foul language, are forbidden in our Company. All individuals must be treated with dignity and respect and cannot be subjected to arbitrary interference with the performance of their duties and obligations. Infringement of this standard shall be punished severely.

8.	HARASSMENT

•	It is the Company’s policy to provide a work environment free of harassment. Harassment shall include, depending on the facts and circumstances, the following:

•	Verbal or written harassment: derogatory and improper comments about race, color, gender, sexual orientation, religion, ancestry, ethnic group, disability status, age or appearance of a person, including threats of physical harm or distribution of material with such effect.

•	Physical harassment: punching, pushing or any other aggressive physical contact. It also includes threats to do such acts and inappropriate gestures.

•	Sexual harassment: inappropriate sexual conduct, whether physical or verbal, including unwelcome sexual advances, requests for sexual favors or other physical or verbal conduct of a sexual nature, with or without the intention to advance a sexual relationship.

Supervisors’ and other executives’ demands for compliance with the work performance level and standards of conduct in a fairly and systematic manner shall not be regarded as harassment.

Harassment reports shall be investigated promptly and with absolute discretion. Acts of this kind, if duly accounted for, shall be severely punished. Retaliation against an employee who reports in good faith any form of harassment, including sexual harassment, shall not be allowed.

9.	RELATIONSHIP WITH CUSTOMERS AND SUPPLIERS

•	The employees’ relationship with customers and suppliers must be professional, honest and loyal. Strict performance of contracts shall be required.

•	No gifts or benefits that due to their characteristics or value might influence an employee’s normal performance of duties shall be accepted. Such gifts or benefits usually take the form of bribes, high-value presents, kickbacks or payments to influence favorably any business decision of the Company or for an employee’s personal profit.

•	Both customers and suppliers should be advised that they are forbidden by our business policy from accepting this kind of gifts.

•	Considering that gifts may occasionally be accepted as a matter of courtesy, employees should under such circumstances abide by the rules specified hereinbelow. Gifts that do not conform to such requirements should be returned.

•	Only corporate gifts shall be accepted.

•	The value of the gift may not exceed what is reasonably determined by normal market practices.

•	Since the Company handles proprietary information of customers and suppliers, no employee shall disclose or make use of such confidential or proprietary information outside the Company without having been duly authorized.

10.	CONFIDENTIALITY

Any information that, in any manner or by any means, comes to the knowledge of the employee on account of his employment relationship with the Company is deemed confidential. Such information shall be solely and exclusively used by the employee to strictly comply with his labor duties. The employee shall under no circumstances disclose such information, by any means, to third parties unrelated to the Company or, if related to the Company, to third parties who do not require such information for the performance of their tasks, unless this is a direct consequence of the strict compliance with their labor duties.

11.	INTELLECTUAL AND INDUSTRIAL PROPERTY

All CPSA’s employees shall ensure respect for intellectual and industrial property.

They must take due care when disclosing and safeguarding the information related to the Company’s intellectual and industrial property. Similarly, employees shall also respect the property of customers and suppliers and of any company or individual working in relation with our Company.

Utmost respect for intellectual and industrial property must be maintained, in particular as concerns use of software, music, texts and works that are to be relied on for the performance of internal tasks.

12.	CONFLICT OF INTERESTS

Employees under an employment relationship with CPSA discharge their duties on a full-time basis; accordingly, any work done outside the Company within the framework of the electricity market is, in principle, incompatible with such duties.

Employees´ personal business must not interfere with tasks performed by them in the Company; they must not have conflicting interests and they must not be related either to the business of the Company and the Business Group to which it belongs.

Employees are forbidden from having interests in the business of any CPSA’s competitor, customer or supplier.

Teaching activities in schools and universities give prestige to our employees; however, same shall be carried out without interfering with their work schedule or detrimentally affecting the Company’s interests. Any concerns employees may have as to conflict of interests should be addressed to their immediate superiors as faithfully and clearly as possible so as to reach a solution endorsed by the General Management. Otherwise, they may address such concerns to the internal Audit Department that shall redirect same as appropriate in accordance with the provisions of this Code.

13.	PRIVILEGED INFORMATION

Employees who handle information of different types and levels, in particular information about stock exchange transactions and transactions involving securities of the Company or of entities in which the Company has significant interests, are forbidden from purchasing shares of stock or other securities of such companies, including through third persons, on the basis of such proprietary information.

14.	POLITICS

The Company strongly endorses the republican and democratic process as a form of government. Its employees may be actively involved in promoting the principles of good government in the country and community in which they live. They may use their spare time and money to support candidates and political matters of their interest; however, they are not allowed, under any circumstances, to obtain reimbursements from the Company and they are not authorized either to assert their relation with the Company while conducting their political activities. Furthermore, employees must ensure that their contributions and personal political activities are in compliance with the laws in force.

15.	USE OF COMPANY’S ELECTRONIC FACILITIES AND SYSTEMS

The Company provides its employees with communications facilities and systems to facilitate performance of tasks and render same more expeditious and effective.

Such facilities are the property of the Company that provides same and not of the employees. They must be exclusively used in connection with the performance of tasks and the establishment of communications solely related to CPSA’s business and the employees´ duties.

The use of CPSA’s systems and communications facilities to conduct personal activities, disseminate information not related to the Company’s business, broadcast pornography material, political documents or any other information unrelated to their duties is prohibited.

CPSA’s Administration and Human Resources Management, with the authorization of the General Management, reserves its right to conduct audits with respect to the Company’s own facilities provided to the employees in order to verify compliance with the provisions set forth herein.

16.	ACCOUNTING RECORDS AND PROCEDURES

CPSA is obliged, under the applicable laws and the Company’s policy, to keep books and records that reflect, in a truthful and accurate fashion, transactions and acts of disposing of corporate property. Furthermore, the Company shall have a system of internal accounting controls in place to ensure reliability and accuracy, from time to time, of its books and records, if appropriate. Failure to comply with such requirements may represent an infringement of the legislation in force.

Directors, Managers, Heads and employees who have any responsibility for the performance of such tasks shall be fully knowledgeable of the Company’s policies relative to control of accounting records.

17.	FRAUD, ACTS IN VIOLATION OF THE CODE AND REPORT CHANNEL

All employees undertake to comply with the regulations in force applicable to the tasks that have been entrusted to them.

Directors, Managers, Heads and employees are under the obligation to protect the Company’s resources and ensure that same are efficiently used. Theft, neglect and squandering of such resources is prohibited since such acts may have a direct and detrimental impact on the Company’s profitability.

Those who suspect that fraudulent acts or acts in violation of the principles set forth in this Code have been committed should directly communicate such circumstance through the report channels created for such purpose.

18.	DISTRIBUTION

The Ethics Policy and the Code of Business Conduct are key elements that play a significant role in the Direction of the Company. A summary of the Code is published and a printed copy is handed out to the employees. It is published in the Company’s Intranet.

It is also published in the Company’s website.

www.centralpuerto.com

I hereby acknowledge that I have received and read the Code of Business Conduct.

☐	I have no questions.

☐	I have some questions that I will address to the Human Resources Management.

Full Name

Signature

Employee’s Personnel File No.

Place

Date